Exhibit (2)(h)(3)
MARKETING AND STRUCTURING
FEE AGREEMENT
__, 2007
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
     This agreement is between Swank Energy Income Advisors, LP (the “Company”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) with respect to the The Cushing MLP Total Return Fund (the “Fund”).
     1. Fee. (a) In consideration of advice to the Company relating to, but not limited to, the design and structuring of, and marketing assistance with respect to, the Fund and the distribution of its shares of common stock, $0.001 par value per share (the “Shares”), the Company shall pay a fee to Morgan Stanley calculated at 1.25% of the aggregate price to the public of the Shares sold by Morgan Stanley in the Fund’s initial public offering (the “Offering”) (including any Shares over-allotted by Morgan Stanley in the Offering regardless of whether the over-allotment option in the Offering is exercised), equal to $___ (the “Fee”). Subject to paragraph (b), the Fee paid to Morgan Stanley shall not exceed 1.25% of the total price to the public of the Shares sold by the Fund in the Offering.
     (b) Notwithstanding paragraph (a), in the event that the Company (or the Fund or any person or entity affiliated with the Company, the Fund or any subadviser to the Fund or acting on behalf of or at the direction of any of the foregoing) compensates or agrees to compensate any other broker or dealer participating in the Offering (each, an “Other Broker”) for any services or otherwise in connection with the Offering or with respect to the Fund or its Shares (excluding for this purpose any compensation paid directly to the entire underwriting syndicate, as a group, pursuant to the principal underwriting agreement (the “Underwriting Agreement”) relating to the Offering), whether such compensation be denominated a fee, an expense reimbursement, a set-off, a credit or otherwise (such compensation with respect to any Other Broker, such Other Broker’s “Other Compensation”), then the amount of the Fee shall be increased as and to the extent necessary so that the Fee payable to Morgan Stanley hereunder, expressed as a percentage of the aggregate price to the public of the Shares sold by Morgan Stanley in the Offering (including any Shares over-allotted by Morgan Stanley in the Offering regardless of whether the over-allotment option in the Offering is exercised), is no less than the Other Compensation, expressed as a percentage of the aggregate price to the public of the Shares sold by such Other Broker in the Offering.

     (c) The Company shall pay the Fee to Morgan Stanley before the closing of the purchase and sale of the Shares pursuant to the Underwriting Agreement on ___, 2007 by wire transfer to the order of Morgan Stanley. The Company acknowledges that the Fee is in addition to any compensation Morgan Stanley earns in connection with its role as an underwriter to the Fund in its initial public offering, which services are distinct from and in addition to the marketing and structuring services described above.
     2. Term. This Agreement shall terminate upon payment of the entire amount of the Fee, as specified in Section 1 hereof.
     3. Indemnification. The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.
     4. Not an Investment Advisor. The Company acknowledges that Morgan Stanley is not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund’s portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Morgan Stanley, and Morgan Stanley is not agreeing hereby, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities; or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.
     5. Not Exclusive. Nothing herein shall be construed as prohibiting Morgan Stanley or its affiliates from acting as an underwriter or financial advisor or in any other capacity for any other persons (including other registered investment companies or other investment managers). Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between Morgan Stanley and the Company. In addition, nothing in this Agreement shall be construed to constitute Morgan Stanley as the agent or employee of the Company or the Company as the agent or employee of Morgan Stanley, and neither party shall make any representation to the contrary. It is understood that Morgan Stanley is engaged hereunder solely to provide the services described above to the Company and that Morgan Stanley is not acting as an agent or fiduciary of, and Morgan Stanley shall not have any duties or liability to, the current or future partners, members or equity owners of the Company or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived to the extent the Company has the authority to waive such duties and liabilities.
     6. Assignment. This Agreement may not be assigned by either party without prior written consent of the other party.

     7. Amendment; Waiver. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.
     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     This Agreement shall be effective as of the date first written above.

Very truly yours,

SWANK ENERGY INCOME ADVISORS, LP

By:
Name:
Title:
Accepted and agreed to as of the date first above written:

MORGAN STANLEY & CO. INCORPORATED

By:
Name:
Title: